EXHIBIT 10.2

AGREEMENT TO EXCHANGE
DEBT
FOR MINING INTEREST AND NOTE

THIS AGREEMENT, dated as of December 7, 2010 is entered into by and between Minerco Resources, Inc. ( the “Company”) and Michael Too (”Too”).
WITNESSETH:
WHEREAS, Too has loaned the Company money and the Company is indebted to Too in the amount of Fourteen Thousand Nine Hundred Thirty Five Dollars ($14,935) (the “Debt”); and

WHEREAS, on August 12, 2008, the Company executed an agreement with Wisdom Resources, Inc. (“Wisdom”), a company controlled by Too, and in accordance with the terms of the agreement, the Company acquired (i) a Twenty Thousand Dollar ($20,000) promissory note (the “$20,000 Note”) issued by Plateau Mineral Development, LLC (“Plateau”), the owner of the pipeline and (ii) the right assigned to the Company by Wisdom to receive from Plateau a royalty equaling two cents per each one thousand cubic meters of gas flowing through the PMD-Duke Pipeline (the “Pipeline”) for as long as Plateau or its successors operate the Pipeline (the “Interest”); and

WHEREAS, Too is willing to forgive the Debt and all amounts owed in connection therewith in exchange for the transfer and assignment to him of the Interest and the $20,000 Note.

NOW, THEREFORE, in consideration for the foregoing, the parties hereto agree as follows:

1.
Exchange.  The Debt, including all accrued interest and penalties due thereunder, will be forgiven by Too in exchange for the transfer and assignment to Too of the Interest and the $20,000 Note. The Company shall deliver to Too a Bill of Sale with respect to the transfer and assignment.

2.	Too Representations, Warranties, Etc.; Access To Information; Independent Investigation. Too represents and warrants to, and covenants and agrees with, the Company as follows:

a.
This Agreement has been duly and validly authorized, executed and delivered on behalf of Too and is a valid and binding agreement of Too enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

b.	Too owns the Debt free and clear of all pledges, mortgages and claims of any kind whatsoever.

3.	Company Representations, Etc. The Company represents and warrants to Too that:

a.
Exchange Agreement.  This Agreement and the transactions contemplated hereby, have been duly and validly authorized by the Company.  This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

b.
Non-contravention.  The execution and delivery of this Agreement by the Company, and the consummation by the Company of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein. The Company is not in violation of any material laws, governmental orders, rules, regulations or ordinances to which its property, real, personal, mixed, tangible or intangible, or its businesses related to such properties, are subject.

c.
Approvals.  No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market is required to be obtained by the Company for the transfer of the Interest and the $20,000 Note to Too as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

4.
Certain Covenants And Acknowledgments.  The Company undertakes and agrees to make all necessary filings in connection with the exchange effected hereby under any United States laws and regulations, and to provide a copy thereof to Too promptly after such filing.

5.
Governing Law; Miscellaneous.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.  A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, and the related agreements referred to herein, contain the entire agreement of the parties with respect to the subject matter hereto, superceding all prior agreements, understandings or discussions.

6.
Notices.  Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given, (i) on the date delivered, (a) by personal delivery, or (b) if advance copy is given by fax, (ii) seven business days after deposit in the United States Postal Service by regular or certified mail, or (iii) three business days mailing by international express courier, with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

COMPANY:	Minerco Resources, Inc. 16255 Park Ten Place, Suite 500 Houston, TX 77084 Attention: Sam Messina

TOO:	Michael Too

7.	Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Company and Too have caused this Agreement to be executed by their duly authorized representatives on the date as first written above.
MINERCO RESOURCES, INC.

By:	/s/ Sam Messina
Name:	Sam Messina
Title:	Chief Financial Officer

/s/ MICHAEL TOO
MICHAEL TOO